Calculation of Filing Fee Tables
S-3
Ameris Bancorp
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Equity	Common Stock, $1.00 par value	457(r)				0.0001381
Fees to be Paid	2	Equity	Preferred Stock	457(r)				0.0001381
Fees to be Paid	3	Debt	Debt Securities	457(r)				0.0001381
Fees to be Paid	4	Equity	Warrants	457(r)				0.0001381
Fees to be Paid	5	Other	Depositary Shares	457(r)				0.0001381
Fees to be Paid	6	Other	Units	457(r)				0.0001381
Fees to be Paid	7	Other	Stock Purchase Contracts	457(r)				0.0001381
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), Ameris Bancorp (the "registrant") is deferring payment of all of the registration fees associated with the registration of the offer and sale of the aforementioned securities. Registration fees will be paid subsequently on a "pay as you go" basis. The registrant will calculate the registration fee applicable to an offering of securities pursuant to this Registration Statement based on the fee rate in effect on the date of such offering An indeterminate number and aggregate initial offering price of securities of each identified class are being registered as may from time to time be offered at indeterminate prices, including an indeterminate number or amount of securities that may be issued upon the exercise, settlement, exchange or conversion of securities offered pursuant to this Registration Statement. Separate consideration may or may not be received for securities that are issuable on exercise, settlement, exchange or conversion of other securities.

[2]	See note 1

[3]	See note 1

[4]	See note 1 Represents warrants to purchase common stock, preferred stock, debt securities or other securities.

[5]	See note 1 Each depositary share will be issued under a depositary agreement and will represent a fractional share of preferred stock.

[6]	See note 1 Each unit will represent an interest in two or more securities registered under this Registration Statement, which may or may not be separable from one another.

[7]	See note 1 Representing rights or obligations to purchase common stock, preferred stock, debt securities or other securities, property or assets.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date